CONSENT OF INDEPENDENT ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated April 28, 2000 included in The Right Start, Inc.'s Form 10-K/A for the year ended January 29, 2000 and to all references to our Firm included in this registration statement.


/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

Los Angeles, California
September 8, 2000